Exhibit 10.80

PINNACLE SYSTEMS, INC.

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (the “Agreement”) is made and entered into effective as of December 14, 2004 (the “Effective Date”), by and between David Barnby (the “Employee”) and Pinnacle Systems, Inc., a California corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1 below.

R E C I T A L S

A. It is expected that the Company from time to time will consider the possibility of a Change of Control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities.

B. The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his employment and to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

AGREEMENT

In consideration of the mutual covenants herein contained and the continued employment of the Employee by the Company or any of its subsidiaries, the parties agree as follows:

1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. “Cause” shall mean the Employee

(i) commits an act of gross misconduct, including without limitation dishonesty, or is guilty of conduct which in the opinion of the Board of the Company brings or might bring the Employee or the Company or any of its subsidiaries into disrepute;

(ii) commits any material breach of any term of the Executive Services Agreement dated as of December 13, 2004 between the Employee and Pinnacle Systems Ltd. (the “Executive Services Agreement”) which is either not capable of remedy or is not remedied within 30 days after notice from the Company or any of its subsidiaries specifying the breach and requiring its remedy;

(iii) has an order made by any competent court for the appointment of a receiver or any other person to exercise powers in respect of his property or affairs, is adjudged bankrupt or makes any arrangement or composition with his creditors generally;

(iv) is convicted of any criminal offence, other than a minor motoring offence not carrying a prison sentence that does not prevent the Employee performing his duties;

(v) is, in the reasonable opinion of the Board, incapable of properly performing his duties under the Executive Services Agreement if the Employee has been given due warning by the Company or any of its subsidiaries of his incapability and has failed within the specified period to have met the required standard; or

(vi) without reasonable cause wilfully neglects or refuses to discharge his duties or to attend to the business of the Company and/or any of its subsidiaries.

(b) Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

(i) the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(ii) any approval by the shareholders of the Company, or if shareholder approval is not required, by the Board of Directors of the Company, of a plan of complete liquidation of the Company or the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; or

(iv) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(c) Involuntary Termination. “Involuntary Termination” shall mean any of the following, without the Employee’s express written consent, (i) a significant reduction of the Employee’s duties, position or responsibilities relative to the Employee’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Employee from such position, duties and responsibilities, unless the Employee is provided with comparable duties, position and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when, following a Change of Control, the Chief Executive Officer of the Company

remains as the senior executive officer or a division or subsidiary of the acquiror which division or subsidiary contains substantially all of the Company’s business or is of comparable size but is not made the Chief Executive Officer of the acquiring corporation) shall not constitute an Involuntary Termination; (ii) a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company or any of its subsidiaries of the Employee’s base salary, target bonus, per annum allowances, and per annum additional payments as described in the Executive Services Agreement in effect immediately prior to such reduction; (iv) a material reduction by the Company or any of its subsidiaries in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced; (v) the relocation of the Employee to a facility or a location more than fifty (50) miles from his current location; (vi) any purported termination of the Employee by the Company or any of its subsidiaries which is not effected for Cause or for which the grounds relied upon are not valid; or (vii) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 4 below.

2. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied.

3. Change of Control Severance Benefits. If the Employee’s employment with the Company or any of its subsidiaries terminates as a result of an Involuntary Termination at any time within three (3) months prior to or within twelve (12) months after a Change of Control, then the Employee shall be entitled to receive the following severance benefits:

(a) Option Acceleration. One hundred percent (100%) of the shares subject to all options granted to the Employee by the Company prior to the Change of Control shall immediately become vested and exercisable in full upon such Involuntary Termination. Following such acceleration, such options shall continue to be subject to the terms and conditions of the Company’s stock option plans and the applicable option agreements between the Employee and the Company.

(b) Cash Severance Payment. The Employee shall be entitled to receive a severance payment in an amount equal to 18 months of the Employee’s base salary as in effect immediately prior to the Involuntary Termination. Such severance payment shall be in lieu of any other severance payment to which the Employee is entitled pursuant to the Executive Services Agreement. Such severance payment shall be payable in a lump sum within thirty (30) days of the Involuntary Termination in accordance with the Company’s or its subsidiary’s normal payment practices.

(c) Disability or Death. If the Employee’s employment with the Company or any of its subsidiaries terminates due to the Employee’s death or disability following a Change of Control, then the Employee shall not be entitled to receive the severance and other benefits set forth in Sections 3(a) and 3(b) of this Agreement. In the event of the Employee’s death or disability after the Employee’s Involuntary Termination within three (3) months prior to or within twelve (12) months after a Change of Control pursuant to this Section 3, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees shall be entitled to receive the severance and other benefits set forth in Sections 3(a) and 3(b) of this Agreement.

4. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee’s Successors. Without the written consent of the Company, the Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

5. Notices.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company or any of its subsidiaries in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Notice of Termination. Following a Change of Control, any termination by the Company or any of its subsidiaries for Cause or by the Employee as a result of an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated. The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

6. Arbitration.

(a) Except as provided in Section 6(c) below, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Palo Alto, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b) The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. The Employee hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c) THE EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. THE EMPLOYEE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION TO THE EXTENT PERMITTED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF THE EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THIS AGREEMENT.

7. Miscellaneous Provisions.

(a) Mitigation. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Integration. This Agreement represents the entire agreement and understanding between the parties with respect to the subject matter herein and supersedes all prior or contemporaneous agreements, offer letters, resolutions of the Board, understandings and arrangements, whether written or oral, regarding the same. Notwithstanding the foregoing, it is understood that the Executive Services Agreement governs all terms of the Employee’s employment with the Company’s subsidiary other than the specific subject matter covered in this Agreement.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	PINNACLE SYSTEMS, INC.

	By:	/s/ Patti S. Hart
Patti S. Hart
Chairman and Chief Executive Officer

EMPLOYEE:		/s/ David Barnby
David Barnby